As filed with the Securities and Exchange Commission on July 24, 2012

Registration No. 333-159022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Golfsmith International Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1634897
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11000 N. IH-35 Austin, Texas	78753-3195
(Address of Principal Executive Office)	(Zip Code)

Golfsmith International Holdings, Inc. 2006 Incentive Compensation Plan

(Full title of the plan)

Martin E. Hanaka

Chief Executive Officer and Chairman of the Board

11000 N. IH-35

Austin, Texas 78753-3195

(Name and address of agent for service)

(512) 837-8810

(Telephone number, including area code, of agent for service)

Copy to:

James A. Eliasberg

Vice President, General Counsel and Secretary

11000 N. IH-35

Austin, Texas 78753-3195

Tel: (512) 821-4140

Fax: (512) 837-1019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment no. 1 (this “Amendment”) is being filed by Golfsmith International Holdings, Inc. (the “Company”) to deregister unsold shares of the Company’s common stock, par value $0.001 (the “Common Stock”), that were registered on the Company’s Registration Statement on Form S-8 (No. 333-159022) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2009, registering 1,500,000 shares of Common Stock pursuant to the Company’s 2006 Incentive Compensation Plan.

On July 24, 2012, pursuant to the Agreement and Plan of Merger, dated as of May 11, 2012, among the Company, Golf Town USA Holdings Inc. (“Golf Town”) and Major Merger Sub, Inc., a wholly-owned subsidiary of Golf Town (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity and becoming a wholly-owned subsidiary of Golf Town. As a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares owned directly or indirectly by Golf Town, shares owned directly or indirectly by the Company and shares with respect to which appraisal rights were properly exercised and not withdrawn, were converted into the right to receive US$6.10 in cash.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements on file with the Commission, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration the shares of its Common Stock registered under the Registration Statement, which remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 24th day of July, 2012.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By:	/s/ Martin E. Hanaka
Martin E. Hanaka Chief Executive Officer and Chairman of the Board

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